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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the incorporation by reference in Registration Statement No. 33-37920 and post-effective Amendment No. 1 to Registration Statement No. 33-2-76435, both on Form S-8 and both dated November 21, 1990 and Registration Statement No. 33-5485 on Form S-8 dated August 1, 1994 of Community Psychiatric Centers of our report dated January 27, 1995, with respect to the consolidated financial statements and schedule of Community Psychiatric Centers and Subsidiaries as of November 30, 1994 and for each of the two years in the period then ended, included in the Annual Report on Form 10-K for the year ended November 30, 1995.

Ernst & Young LLP

Los Angeles, California
February 21, 1996